                                                                           DRAFT

                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
--------------------------------------------------------------------------------
                          Galileo International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
--------------------------------------------------------------------------------
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                                     LOGO

                          GALILEO INTERNATIONAL, INC.
                       9700 WEST HIGGINS ROAD, SUITE 400
                           ROSEMONT, ILLINOIS 60018

                               ----------------

                NOTICE OF ANNUAL MEETING OF COMMON STOCKHOLDERS
                         TO BE HELD ON APRIL 23, 1998

                               ----------------

To the Stockholders of Galileo International, Inc.

  NOTICE IS HEREBY GIVEN that the annual meeting of the holders of Common Stock of Galileo International, Inc. (the "Company") will be held on Thursday, April 23, 1998 at 9:00 A.M. (local time), in the Ballroom of the O'Hare Marriott Hotel, 8535 West Higgins Road, Chicago, Illinois, for the following purposes:

    1. To elect one person to the Board of Directors.

    2. To transact such other business as may properly come before the meeting.

  Common stockholders of record as of the close of business on Tuesday, February 24, 1998 will be entitled to notice of and to vote at the annual meeting and any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders for any purpose germane to the annual meeting at the offices of the Company for the ten days immediately preceding the annual meeting date.

  Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your proxy may be revoked in the manner described in the Proxy Statement at any time before it has been voted at the annual meeting.

                                          Galileo International, Inc.

                                          LOGO
                                          Babetta R. Gray
                                          Secretary

March 17, 1998

                          GALILEO INTERNATIONAL, INC.
                       9700 WEST HIGGINS ROAD, SUITE 400
                           ROSEMONT, ILLINOIS 60018

                               ----------------

                                PROXY STATEMENT
                   FOR ANNUAL MEETING OF COMMON STOCKHOLDERS
                         TO BE HELD ON APRIL 23, 1998

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is being furnished to the holders of Common Stock of Galileo International, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the annual meeting of common stockholders to be held in the Ballroom of the O'Hare Marriott Hotel, 8535 West Higgins Road, Chicago, Illinois, at 9:00 A.M. (local time) on April 23, 1998, and any adjournments thereof (the "Meeting"). Common stockholders of record as of February 24, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. This Proxy Statement is being sent to each holder of the issued and outstanding shares of the Company's Common Stock ("Common Shares") on the Record Date in order to furnish information relating to the business to be transacted at the Meeting. The Company's annual report to stockholders for the fiscal year ended December 31, 1997, including financial statements, is being mailed to stockholders, together with this Proxy Statement, beginning on or about March 17, 1998. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is made.

  We hope that you will be present at the Meeting. If you plan to attend the Meeting, please bring proof of your stock ownership, such as your broker statement. Whether or not you plan to attend the Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope so that your shares will be represented. The envelope is addressed to the Company and requires no postage. Returning a proxy will not prevent a stockholder from attending the Meeting. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by revoking the proxy in a writing delivered to the Secretary of the Company, by submitting another valid proxy bearing a later date which is voted at the Meeting, or by attending the Meeting and voting in person. Attendance at the Meeting alone will not revoke your proxy. Stockholders who receive more than one proxy card, due to the existence of multiple ownership accounts, should sign and return all proxies received in order that all shares so owned are properly voted. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting, other than the proxies designated by the Board of Directors, may strike out the names appearing on the enclosed proxy card, insert the name of any other person or persons, sign the proxy card and transmit it directly to such other designated person or persons for use at the Meeting.

  Each proxy duly executed and received prior to the Meeting with a choice specified thereon will be voted as indicated on the proxy. If no direction as to the manner of voting the proxy is made, the proxy will be voted by the persons named thereon: (i) for the election of the nominee named herein as a director (or a substitute therefore if the nominee is unable or refuses to serve); and (ii) in the discretion of such persons, upon such other matters not presently known or determined that properly come before the Meeting.

  At the close of business on the Record Date there were 104,799,700 Common Shares outstanding, each entitled to one vote for each matter to be considered at the Meeting. Stockholders do not have the right to cumulate their vote for the election of directors. A majority of the Common Shares entitled to vote that are present, in person or by proxy, at the Meeting shall constitute a quorum. If a quorum is present, the affirmative vote of a plurality of the Common Shares that are present, in person or by proxy, will be sufficient to elect a director. Therefore, abstentions and broker non-votes will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will, however, be treated as present and in person at the Meeting for purposes of establishing a quorum.

  The Company will bear the cost of soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy material to beneficial owners of Common Shares. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph, or personally, by certain officers and regular employees of the Company and its subsidiaries without extra compensation.

                   VOTING RIGHTS AND STOCKHOLDERS' AGREEMENT

VOTING COMMON STOCK AND SPECIAL VOTING PREFERRED STOCK

  The Company has issued and outstanding two classes of voting securities:
Common Stock and Special Voting Preferred Stock. Each Common Share is entitled to one vote in the election of directors and other matters submitted to a vote of stockholders. The Special Voting Preferred Stock is divided into seven series, each series consisting of one share and entitling the holder thereof to elect one director so long as certain share ownership thresholds are maintained. Pursuant to the provisions of the Special Voting Preferred Stock, the holders are entitled to elect a total of seven of the 13 members of the Board of Directors. The respective holders of the Special Voting Preferred Stock are entitled to elect their director designee, voting as a separate class.

  The Special Voting Preferred Stock is held by five entities controlled by the following airlines (individually, an "Airline Stockholder" and, collectively, the "Airline Stockholders"): United Air Lines, Inc. ("United"), Koninklijke Luchtvaart Maatschappij N.V. ("KLM"), British Airways plc ("British Airways"), SAirGroup and US Airways, Inc. ("US Airways"). Currently, the Airline Stockholder controlled by United (holding three shares of Special Voting Preferred Stock and entitled to elect three directors) has elected Frederic F. Brace, David A. Coltman and James E. Goodwin as directors. The Airline Stockholders controlled by US Airways, KLM, SAirGroup and British Airways (each holding one share of Special Voting Preferred Stock and entitled to elect one director) have elected John W. Harper, Frank H. Rovekamp, Georges
P. Schorderet and Derek M. Stevens, respectively, as directors.

VOTING AGREEMENT

  With respect to the six remaining directors, the Airline Stockholders have agreed, pursuant to the terms of a stockholders' agreement (the "Stockholders' Agreement"), to vote their Common Shares in favor of the election of three management directors (the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer (or the General Counsel of the Company until the Company has appointed a Chief Operating Officer)) and three independent directors nominated for election by the Board of Directors. See "Certain Relationships and Related Transactions--Stockholders' Agreement." Currently, the management directors are James E. Barlett, Paul H. Bristow and Babetta R. Gray, and the independent director is Kenneth Whipple, with two independent vacancies.

EFFECT OF STOCKHOLDERS' AGREEMENT AT ANNUAL MEETING

  As a result of the Special Voting Preferred Stock and the provisions of the Stockholders' Agreement, as long as the Stockholders' Agreement remains in effect and the Airline Stockholders own in the aggregate more than 50% of the outstanding Common Shares, the Airline Stockholders will control the election of the entire Board of Directors. The Airline Stockholders currently own approximately 62% of the Common Shares. See "Principal Holders of Securities." Accordingly, pursuant to the provisions of the Stockholders' Agreement, Babetta R. Gray, the sole management director nominated for election at the Meeting, is virtually assured of election. The Airline Stockholders controlled by United and SAirGroup have indicated that they will vote their respective shares of Special Voting Preferred Stock to elect Frederic F. Brace and Georges P. Schorderet, respectively, at or prior to the Meeting. Holders of Common Shares are not entitled to vote for the director nominees designated by these Airline Stockholders.

                        PRINCIPAL HOLDERS OF SECURITIES

  The following table sets forth, as of February 24, 1998, the number of Common Shares and shares of Special Voting Preferred Stock beneficially owned by persons known by the Company to beneficially own more than 5% of any class of the Company's voting securities. See "Voting Rights and Stockholders' Agreement."

                                                               PERCENT SHARES OF
                                                      COMMON     OF    PREFERRED
   BENEFICIAL OWNER (1)                               SHARES    CLASS    STOCK
   --------------------                             ---------- ------- ---------
   United (2)...................................... 33,440,000  31.9%       3
   KLM (3)......................................... 10,639,200  10.2%       1
   British Airways (4).............................  7,000,400   6.7%       1
   SAirGroup (5)...................................  7,000,400   6.7%       1
   US Airways (6)..................................  7,000,400   6.7%       1

--------
(1) As used in this table, the term "beneficial owner" has the meaning given such term in Rule 13d-3 of the Securities Exchange Act of 1934.
(2) Shares are owned directly by Covia LLC, a wholly-owned subsidiary of United Air Lines, Inc. The business address of Covia LLC is 1200 East Algonquin Road, Elk Grove Township, Illinois 60007.
(3) Shares are owned directly by Travel Industry Systems B.V., a wholly-owned subsidiary of Koninklijke Luchtvaart Maatschappij N.V. The business address of Travel Industry Systems B.V. is Amsterdamseweg 55, 1182 GP Amstelveen, The Netherlands.
(4) Shares are owned directly by Distribution Systems, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of British Airways plc. The business address of Distribution Systems, Inc. is 1105 North Market Street, Suite 1300, P.O. Box 8985, Wilmington, Delaware 19899.
(5) Shares are owned directly by Roscor, A.G., a wholly-owned subsidiary of SAirGroup. The business address of Roscor, A.G. is CH-8058, Zurich Airport, Switzerland.
(6) Shares are owned directly by USAM Corp., a wholly-owned subsidiary of US Airways, Inc. The business address of USAM Corp. is Crystal Park Four, 2345 Crystal Drive, Arlington, Virginia 22227.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Board of Directors consists of 13 members and is divided into three classes. One class of Directors is elected annually, and each Director in the class serves a three year term. Of the Board members, seven are elected by holders of Special Voting Preferred Stock. Of the remaining six Directors, the Airline Stockholders have agreed to vote their Common Shares in favor of three management Directors and three independent Directors. See "Voting Rights and Stockholders' Agreement" and "Certain Relationships and Related Transactions-- Stockholders' Agreement." The positions on the Board to be served by the respective Airline Stockholder Directors, the management Directors and the independent Directors have been distributed among the three classes such that approximately one-third of the Company's Board of Directors will be elected each year and only one management Director and one independent Director will be elected each year.

  The Board of Directors has nominated Babetta R. Gray, the Company's General Counsel, for election to the Board of Directors at the Meeting. Ms. Gray has indicated her willingness to serve in such capacity if elected. As a result of a Stockholders' Agreement among the Airline Stockholders, Ms. Gray's election is virtually assured. If Ms. Gray should become unwilling or unable to serve as a Director, all duly executed proxies shall be voted for the election of such other person as shall be designated by the Board of Directors. Unless authority to vote for Ms. Gray is withheld, all votes by a properly executed proxy will be cast in favor of the nominee. Proxies may not be voted for more than one person in the election of Directors at the Meeting.

  At or prior to the Meeting, the Airline Stockholders controlled by United and SAirGroup are expected to vote their respective shares of Special Voting Preferred Stock to elect Frederic F. Brace and Georges P. Schorderet, respectively, to the Board of Directors. Holders of Common Shares are not entitled to vote for the Director nominees designated by these Airline Stockholders.

  If the listed nominee is elected at the Meeting and the Airline Stockholders controlled by United and SAirGroup vote their respective shares of Special Voting Preferred Stock in favor of Frederic F. Brace and Georges P. Schorderet (or a substitute nominee), respectively, the Board of Directors will have two vacancies, represented by independent Directors in each of the Director classes to be elected in 1998 and 1999. The Board of Directors has undertaken a search to fill these two independent Director positions, and the vacancies will be filled by the Board when the evaluation process is completed.

  The Board of Directors recommends a vote FOR the nominee as director.

  The table below contains a brief description of the business experience and positions held by the nominee and the other incumbent Directors of the Company, including the Directors appointed by the Airline Stockholders, the management Directors and the independent Directors.

-------------------------------------------------------------------------------

DIRECTOR NOMINEE--1998

-------------------------------------------------------------------------------

 Ms. Babetta R. Gray

  Ms. Gray has been Senior Vice President, Legal and General Counsel since March 1996 and Secretary since May 1997. Prior to that she was Vice President, Legal and General Counsel since September 1995 and joined the Company as Senior Counsel in April 1990. Before joining the Company, Ms. Gray was Counsel for Reebok International Ltd. from 1989 to 1990 and was an associate with the Boston law firm of Foley Hoag & Eliot from 1984 through 1988.

Age: 39

-------------------------------------------------------------------------------

AIRLINE STOCKHOLDER DIRECTORS--1998 (TO BE ELECTED AT OR PRIOR TO THE MEETING BY THE APPLICABLE AIRLINE
STOCKHOLDERS. HOLDERS OF COMMON SHARES ARE NOT ENTITLED TO VOTE FOR SUCH DIRECTORS).

-------------------------------------------------------------------------------

 Mr. Frederic F. Brace

  Mr. Brace has been Vice President--Financial Analysis and Controller of United Air Lines, Inc. since April 1, 1995. Prior to that, he served as United Air Lines, Inc.'s Vice President--Corporate Development and Controller from January 1994 to April 1, 1995, as its Vice President--Corporate Development from April 1993 to January 1994 and as its Vice President and Controller from February 1991 to April 1993. Mr. Brace was a member of the Supervisory Board of the Galileo International Partnership from September 1995 to July 30, 1997. It is anticipated that Mr. Brace will be re-elected to the Board of Directors by the Airline Stockholder controlled by United Air Lines, Inc. He is currently a member of the Compensation Committee.

Age: 40

-------------------------------------------------------------------------------


 Mr. Georges P. Schorderet

  Mr. Schorderet has been Executive Vice President and Chief Financial Officer of SAirGroup and its predecessor since January 1996 and served as Executive Vice President of the predecessor to SAirGroup since joining that company in September 1995. Prior to September 1995, Mr. Schorderet held various positions at Alusuisse-Lonza Holding AG, most recently as Chief Financial Officer and a Member of the Executive Committee, positions he had held since 1991. Mr. Schorderet is a member of the boards of directors of Swiss Bank Corporation, Sabena Societe Anonyme, Crossair Ltd. Co. for Regional European Air Transport and Flughafen-Immobilien-Gesellschaft (the Zurich Airport real estate company). Mr. Schorderet was a member of the Supervisory Board of the Galileo International Partnership from February 1996 to July 30, 1997. It is anticipated that Mr. Schorderet will be re-elected to the Board of Directors by the Airline Stockholder controlled by SAirGroup. He is currently a member of the Nominating Committee.

Age: 44

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

INCUMBENT DIRECTORS

-------------------------------------------------------------------------------

 Mr. James E. Barlett

  Mr. Barlett has been President and Chief Executive Officer since November 1994 and Chairman since May 1997. Prior to joining the Company, he served as Executive Vice President of Worldwide Operations and Systems of MasterCard International Corporation ("MasterCard") and was a member of the MasterCard International Operations Committee. Prior to his employment at MasterCard, Mr. Barlett served as Executive Vice President of Operations for NBD Bancorp where from 1979 to 1992 he managed the redevelopment of core banking systems and directed the development, implementation and operation of the Cirrus International automated teller switching system and served as Vice Chairman of Cirrus Inc. Mr. Barlett's current term expires in 2000. He is currently a member of the Nominating Committee.

Age: 54

-------------------------------------------------------------------------------

 Mr. Paul H. Bristow

  Mr. Bristow has been Senior Vice President and Chief Financial Officer since February 1993 and Treasurer since May 1997. Prior to joining the Company, Mr. Bristow served as financial advisor to various companies in the United Kingdom before which he had spent two years as a member of a buy-in group involved in corporate finance as intermediaries, and as advisors. From 1980 to 1988 he worked for London International Group plc, a listed international consumer products company in London, initially as Division Finance Director and then on the Main Board as Group Finance Director. Prior to 1980, Mr. Bristow worked for ITT in Canada, Norway and Singapore; with Philip Morris in Switzerland; and with Arthur Andersen & Co. in the United States and Canada. Mr. Bristow's current term expires in 1999.

Age: 55

-------------------------------------------------------------------------------

 Mr. David A. Coltman

  Mr. Coltman has been Senior Vice President--Marketing of United Air Lines, Inc. since April 1, 1995. Prior to that, he served as Vice President--Atlantic Division of United Air Lines, Inc. in London since January 1989. He is also Chairman of Dunedin Worldwide Investment Trust, an Edinburgh-based mutual fund. Mr. Coltman was a member of the Supervisory Board of the Galileo International Partnership from May 1995 and its Chairman beginning in September 1995 to July 30, 1997. Mr. Coltman's current term expires in 1999. He currently serves as Chairman of the Nominating Committee.

Age: 55

-------------------------------------------------------------------------------

 Mr. James E. Goodwin

  Mr. Goodwin has been Senior Vice President--North America of United Air Lines, Inc. since April 1, 1995. Prior to that, he served as Senior Vice President--International of United Air Lines, Inc. since May 1992. Mr. Goodwin's current term expires in 2000.

Age: 53

-------------------------------------------------------------------------------

 Mr. John W. Harper

  Mr. Harper has been Senior Vice President--Finance and Chief Financial Officer of US Airways Group, Inc. and US Airways, Inc. since April 1994. Prior to that, he served as Senior Vice President--Information Systems of US Airways Group, Inc. and US Airways, Inc. since October 1992 and Vice President and Controller of those companies since joining US Airways in December 1991. Mr. Harper's current term expires in 2000.

Age: 57

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

 Mr. Frank H. Rovekamp

  Mr. Rovekamp has been Senior Vice President--Marketing of Koninklijke Luchtvaart Maatschappij N.V. (KLM) since June 1992. Mr. Rovekamp was a member of the Supervisory Board of the Galileo International Partnership from September 1993 to July 30, 1997. Mr. Rovekamp's current term expires in 2000. He currently serves as Chairman of the Compensation Committee.

Age: 42

-------------------------------------------------------------------------------

 Mr. Derek M. Stevens

  Mr. Stevens has been a member of the Board of Directors and Chief Financial Officer of British Airways plc since 1989. Mr. Stevens is also a non-executive director of Commercial Union plc. Mr. Stevens was a member of the Supervisory Board of the Galileo International Partnership from September 1993 to July 30, 1997. Mr. Stevens' current term expires in 1999.

Age: 58

-------------------------------------------------------------------------------

 Mr. Kenneth Whipple

  Mr. Whipple has been President of Ford Motor Company's Financial Services Group and Vice President of Ford Motor Company since 1988. He also serves as Chairman and Chief Executive Officer of Ford Credit. Prior to that he held various positions within the Ford Motor Company where he has worked for 39 years, including, President of Ford Credit and Chairman and Chief Executive Officer of Ford of Europe. Mr. Whipple is also on the board of CMS Energy Corporation and Detroit Investment Fund and serves as a member of the Board of Governors of the World Economic Forum, Chairman of the Coalition of Service Industries' Financial Services Group and Chairman of the Board of Trustees of the public television station in Detroit. Mr. Whipple's current term expires in 2000. He currently serves as Chairman of the Audit Committee.

Age: 63

-------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company has three standing committees, comprised of an Audit Committee, Compensation Committee and Nominating Committee.

  The Audit Committee reviews and makes recommendations to the Board with respect to the selection of independent auditors, the fees paid to such auditors, the adequacy of the audit and accounting procedures of the Company and such other matters as may be specifically delegated to the Audit Committee by the Board. The Audit Committee regularly meets with representatives of the independent auditors and with the financial officers of the Company separately or jointly. The Audit Committee met once during 1997.

  The Compensation Committee annually reviews and makes recommendations to the Board of Directors regarding the compensation of the Chairman, President and Chief Executive Officer of the Company. The Compensation Committee also reviews, advises and consults with the Chairman, President and Chief Executive Officer on the compensation of the other officers and key employees and as to the Company's policy on compensation. It also administers the Company's 1997 Stock Incentive Plan (the "Incentive Plan") which authorizes the issuance of various forms of stock-based awards, including the grant of stock options, and it is charged with the responsibility of interpreting the Incentive Plan. The Compensation Committee also has general oversight responsibility with respect to the Company's other employee benefit programs. In addition, the Compensation Committee also renders advice and counsel to the Chairman, President and Chief Executive Officer on the selection of executive officers of the Company and key executives of the Company's major subsidiaries. The Compensation Committee met once during 1997.

  The Nominating Committee recommends nominees to the Board to fill vacancies or as additions to the Board of Directors. Although the Nominating Committee does not specifically solicit suggestions from stockholders as to possible candidates, the Nominating Committee will consider stockholders' recommendations. Suggestions, together with a description of the proposed nominee's qualifications, stockholdings in the Company, other relevant biographical information, and an indication of the willingness of the proposed nominee to serve, should be sent to the Secretary of the Company in a manner consistent with the procedures set forth in the Company's by-laws. The Nominating Committee met once during 1997.

  During 1997, the Board of Directors met five times. All incumbent Directors attended at least 75% of the meetings of the Board and all committees of the Board on which the respective Director served with the exception of Mr. Whipple who attended 60% of such meetings.

COMPENSATION OF DIRECTORS

  Retainer and Fees. Each Director who is not a salaried employee of the Company or any of its subsidiaries receives a $25,000 yearly retainer for services on the Board of Directors. In addition to the retainer, Directors who are not salaried employees of the Company or any of its subsidiaries receive $1,000 for each in-person Board and Committee meeting attended, and $500 for each telephonic Board meeting in which such Director participates.

  The Director Plan and Fee Deferral. The Company has adopted the Galileo International, Inc. 1997 Non-Employee Director Stock Plan (the "Director Plan"). The principal purpose of the Director Plan is to attract and retain the services of qualified individuals who are not employees of the Company to serve as members of the Board and to better align their interests with the interests of the Company's stockholders. Directors who are also employees of the Company are not entitled to participate in the Director Plan. As described below, participants in the Director Plan may be entitled to receive options to purchase Common Shares, phantom stock units, or cash. In the case of Directors who are employees of the airlines who designate and elect such Directors (each an "Airline Director"), such individuals receive the cash equivalent of such options. The Director Plan permits independent Directors to defer payment of a portion of their Director's fees in accordance with the terms and conditions set forth in the Directors Plan. Subject to the provisions of the Director Plan, the maximum number of Common Shares which may be issued under the Director Plan shall not exceed 500,000.

  The Director Plan authorizes awards of options to purchase Common Shares to independent Directors. Each option generally vests and becomes exercisable six months after the date of grant and expires ten years from the date of grant, subject to early vesting, exercisability, and expiration as provided in the Director Plan. The option has a per share exercise price equal to the fair market value of the Common Shares on the date of grant. Upon the date of a non-employee Director's election (other than the election of a substitute Airline Director), appointment or reelection, such Director will be granted an option to purchase (4,000 x Y)-(1,000 x (Y-1)) Common Shares where Y = the number of years in such Director's term. In non-election years an option to purchase 1,000 shares of Common Shares is granted to each eligible Director. The exercise price of a stock option may be paid in cash or previously owned stock or a combination thereof.

  Notwithstanding the foregoing, at such time that an option would otherwise be granted under the Director Plan, an Airline Director will receive in lieu of such option a cash payment equal to the value of the option calculated on the basis of the Black-Scholes Option Pricing Model. Such cash payment is transferred to such Airline Director's employer.

  Independent Directors may also elect to defer all or a specified percentage of their Director's fees (in multiples of five percent) under the Director Plan. Such deferrals will be credited to a deferred compensation account set up for that Director. All amounts in this account are nonforfeitable at all times. The portion of the fees that the Director elects to defer are credited in the form of phantom stock units to the deferred compensation account as of the last business day of the fiscal quarter in which such portion of the Director's fees would otherwise have been payable to the Director. The number of phantom stock units to be credited to the deferred compensation account are determined by dividing the amount of the Director's fees deferred over such quarter by the fair market value of Common Shares as of the date of crediting. In the event that the Company pays any cash or other dividend or makes any other distribution in respect of the Common Shares, each phantom stock unit credited to the deferred compensation account of such Director is credited with dividend equivalents. The crediting of phantom stock units to such Director's deferred compensation account does not confer on the Director any rights as a stockholder of the Company. Payment of the deferred benefits credited in phantom stock units is in Common Shares. As of February 24, 1998, there were no phantom shares credited to Directors pursuant to the deferred compensation arrangement under the Director Plan; Mr. Whipple had 10,000 Common Shares credited to his account under the stock option arrangement of the Director Plan; and the Airline Directors' employers were entitled to receive the following cash payments in lieu of stock options as provided under the Director Plan: $105,300 to each of Messrs. Goodwin, Harper and Rovekamp; $73,710 to each of Messrs. Coltman and Stevens; and $42,120 to each of Messrs. Brace and Schorderet.

                         OWNERSHIP OF COMMON STOCK BY
                       DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of February 24, 1998, the number of Common Shares beneficially owned by each (i) Director (including those owned by James E. Bartlett, Paul H. Bristow and Babetta R. Gray who also serve as Executive Officers of the Company), (ii) the persons named in the Summary Compensation Table below, and (iii) all Directors and Executive Officers as a group. In addition to Messrs. Barlett and Bristow and Ms. Gray, the following also serve as executive officers of the Company (collectively, the "Executive Officers"): Lyn Bulman, Michael G. Foliot, James E. Lubinski and David A. Near.

      NAME OF INDIVIDUAL AND                                NO. OF SHARES
      NO. OF PERSONS IN GROUP                          BENEFICIALLY OWNED(1)(2)
      -----------------------                          ------------------------
      DIRECTORS
        James E. Barlett..............................           8,000
        Frederic F. Brace.............................           1,000
        Paul H. Bristow...............................           4,500
        David A. Coltman..............................           2,000
        James E. Goodwin..............................               0
        Babetta R. Gray...............................             200
        John W. Harper................................               0
        Frank H. Rovekamp.............................          15,000
        Georges P. Schorderet.........................           1,500
        Derek M. Stevens..............................           2,000
        Kenneth Whipple...............................          11,000(3)
      EXECUTIVE OFFICERS
        Michael G. Foliot.............................           1,400
        James E. Lubinski.............................             200
        All Directors and Executive Officers as a
         group (15 persons)...........................          39,300

--------
(1) All of the shares beneficially owned by Directors and nominees, by Executive Officers and by Directors and Executive Officers as a group do not exceed one percent of the Common Shares.
(2) The Directors and Executive Officers, and all Directors and Executive Officers as a group, have sole voting and sole investment power over the Common Shares listed except for Mr. Foliot, Ms. Gray, Mr. Rovekamp and Ms. Bulman, Senior Vice President, Human Resources and Corporate Relations, who each share voting and investment power with a third party.
(3) Includes 10,000 shares which Mr. Whipple has the right to acquire pursuant to stock options which will become exercisable within 60 days following February 24, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of common stock and changes in such ownership be filed with the Securities and Exchange Commission by the Company's Directors and Executive Officers. The Company is required to conduct a review and to identify in its proxy statement each Director or Executive Officer who failed to file a required report under Section 16 on a timely basis. Based upon that review, the Company has determined that all required reports were filed on a timely basis for the fiscal year ended December 31, 1997.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth all compensation paid for services rendered to the Company during the Company's last two fiscal years in all capacities and received by (i) the Company's Chairman, President and Chief Executive Officer during 1997 and (ii) the Company's four most highly paid Executive Officers during 1997 other than the Chairman, President and Chief Executive Officer (the "Named Executive Officers").

                                                            LONG TERM
                                                           COMPENSATION
                                 ANNUAL COMPENSATION          AWARDS
                              -------------------------    ------------
                                                 OTHER
                                                ANNUAL      SECURITIES  ALL OTHER
   NAME AND PRINCIPAL                           COMPEN-     UNDERLYING   COMPEN-
        POSITION         YEAR  SALARY  BONUS(1) SATION       OPTIONS    SATION(3)
   ------------------    ---- -------- -------- -------    ------------ ---------
James E. Barlett........ 1997 $459,000 $360,480     --       216,200     $9,018
 Chairman, President,    1996  435,750  426,668     --           --       8,820
 Chief Executive
 Officer and Director
Paul H. Bristow......... 1997  217,360  132,484 $42,962(2)    62,200      7,057
 Senior Vice President,  1996  207,333  153,227     --           --       6,992
 Chief Financial
  Officer,
 Treasurer and Director
Michael G. Foliot....... 1997  206,546  104,564     --        58,200      6,945
 Senior Vice President   1996  197,013  144,883     --           --       6,591
 Global Vendor Marketing
Babetta R. Gray......... 1997  152,570  100,671     --        44,200      8,056
 Senior Vice President
  Legal,                 1996  143,250  103,980     --           --       7,642
 General Counsel,
  Secretary
 and Director
James E. Lubinski....... 1997  206,458  109,165     --        60,200      5,254
 Senior Vice President,  1996  182,790  141,969     --           --       5,288
 Information Services
 and Operations

--------
(1) Bonus amounts for 1996 have been revised to reflect the conversion of cash awards for 1996 performance which were to be paid in equal installments in 1998 and 1999 to a phantom share plan, but include the 1997 payouts of $69,458, $31,547, $29,829, $29,229 and $16,927 made to Messrs. Barlett,
    Bristow, Foliot and Lubinski, and to Ms. Gray, respectively, for such 1996 performance. See "Long-Term Incentive Plan Awards In Last Fiscal Year."
(2) Represents non-cash benefits which must be disclosed because they are in excess of the lesser of either $50,000 or 10 percent of the total of annual salary and bonus related to personal travel and spousal travel on business trips.
(3) All Other Compensation in 1997 includes contributions of $4,750 to the Company's 401(k) Savings Plan for each of the Named Executive Officers and payments of $4,268, $2,307, $2,195, $504 and $3,306 to Messrs. Barlett,
    Bristow, Foliot and Lubinski, and to Ms. Gray, respectively, representing money allocated to, but unused for, benefits programs. All Other Compensation in 1996 includes contributions of $4,500 to the Company's 401(k) Savings Plan for each of the Named Executive Officers and payments of $4,320, $2,492, $2,091, $788 and $3,142 to Messrs. Barlett, Bristow,
    Foliot and Lubinski, and to Ms. Gray, respectively, representing money allocated to, but unused for, benefits programs in 1996.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during 1997.

                                        INDIVIDUAL GRANTS
                            -----------------------------------------
                                       PERCENT OF
                                         TOTAL
                            NUMBER OF   OPTIONS
                            SECURITIES GRANTED TO
                            UNDERLYING EMPLOYEES  EXERCISE            GRANT DATE
                             OPTIONS   IN FISCAL  OR BASE  EXPIRATION  PRESENT
   NAME                     GRANTED(1)    YEAR     PRICE      DATE    VALUE (2)
   ----                     ---------- ---------- -------- ---------- ----------
James E. Barlett...........  108,200      9.78    $24.500   07/24/07  $1,139,346
                             108,000      9.76     28.175   07/24/07   1,015,200
Paul H. Bristow............   31,200      2.82     24.500   07/24/07     328,536
                              31,000      2.80     28.175   07/24/07     291,400
Michael G. Foliot..........   29,200      2.64     24.500   07/24/07     307,476
                              29,000      2.62     28.175   07/24/07     272,600
Babetta R. Gray............   22,200      2.01     24.500   07/24/07     233,766
                              22,000      1.99     28.175   07/24/07     206,800
James E. Lubinski..........   30,200      2.73     24.500   07/24/07     318,006
                              30,000      2.71     28.175   07/24/07     282,000

--------
(1) Options granted at $24.50 vest in equal annual installments over a five-year period (except with respect to options to purchase 200 shares, which vest over a three-year period) beginning on the date of grant. Options granted at $28.175 vest in equal annual installments over a five-year period beginning on the first anniversary of the date of grant.
(2) Present value calculated assuming the stock options are valued using the Black-Scholes model. Assumptions used in the model are: estimated future yield of 1.00%; expected option term of 10 years; risk-free rate for option term of 6.43%; and estimated future volatility of 0.2200. The option values shown are based on the model and actual value, if any, will depend on stock price change.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS
VALUES

                                                      NUMBER OF
                                                SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                 UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           SHARES                AT FISCAL YEAR-END      AT FISCAL YEAR-END (1)
                          ACQUIRED    VALUE   ------------------------- -------------------------
   NAME                  ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  ----------- -------- ----------- ------------- ----------- -------------
James E. Barlett........       0         0          0        216,200          0       $338,125
Paul H. Bristow.........       0         0          0         62,200          0         97,500
Michael G. Foliot.......       0         0          0         58,200          0         91,250
Babetta R. Gray.........       0         0          0         44,200          0         69,375
James E. Lubinski.......       0         0          0         60,200          0         94,375

--------
(1) The value of "in-the-money" options represents the difference between the exercise price of such options and $27.625, the closing price of the Common Shares on the New York Stock Exchange on December 31, 1997.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning grants of other long term incentive awards to the Named Executive Officers during 1997.

                                                               PERFORMANCE OR
                                                NUMBER OF       OTHER PERIOD
                                             SHARES, UNITS OR UNTIL MATURATION
           NAME                              OTHER RIGHTS(1)    OR PAYOUT (2)
           ----                              ---------------- -----------------
      James E. Barlett......................      11,514      1998 through 2000
      Paul H. Bristow.......................       5,375      1998 through 2000
      Michael G. Foliot.....................       5,170      1998 through 2000
      Babetta R. Gray.......................       2,645      1998 through 2000
      James E. Lubinski.....................       4,588      1998 through 2000

--------
(1) Represent phantom shares that entitle the holder to cash in the amount of the fair market value of the Common Shares on the payment date, plus dividend equivalents. Phantom shares were granted to the Named Executive Officers in 1997 in exchange for awards previously granted in 1995 through 1997 under the Company's Long Term Incentive Plan, which has been discontinued.
(2) Phantom shares will vest and be paid in 1998, 1999 and 2000 as follows:
    Mr. Barlett 6,145; 4,104; and 1,265; Mr. Bristow 2,888; 1,888; and 599;
    Mr. Foliot 2,817; 1,785; and 568; Ms. Gray 1,112; 1,112; and 421; and Mr.
    Lubinski 2,233; 1,774; and 581, respectively.

PENSION PLAN

  The Company sponsors the Galileo International Pension Plan (the "Pension Plan"), which is a non-integrated qualified defined benefit pension plan covering most U.S. full time employees of the Company. The basic monthly payment under the Pension Plan is a single life annuity equal to 1.6% of the participant's final average compensation multiplied by the number of his/her months of qualified service divided by 12. However, the basic monthly payment for a participant whose accrued benefit as of January 1, 1994 is based on compensation that exceeded $150,000 will be based on the greater of (i) the accrued benefit as determined above with respect to the benefit formula in effect for the plan year beginning on or after January 1, 1994 as applied to the participant's total amount of qualified service, or (ii) the sum of the participant's accrued benefit as of January 1, 1994, frozen in accordance with
Section 1.401(a)(4)-13 of the United States Treasury Regulations, and the participant's accrued benefit determined under the benefit formula applicable for the plan year beginning on or after January 1, 1994, as applied to the participant's months of benefit service credited for plan years beginning on or after January 1, 1994. Retirement benefits are subject to the annual pension limitations imposed under Section 415(d) and 401(a)(17) of the Internal Revenue Code, as amended (the "Code"), for which limitations vary annually. The Covia Supplemental Retirement Plan (the "SERP"), a nonqualified plan, provides benefits over the applicable Code limitations.

  The following table shows the estimated annual pension benefits under the Pension Plan and the SERP in the remuneration and years of service classifications indicated (without regard to the offsets described above).

                              PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
      REMUNERATION                     15       20       25       30       35
      ------------                  -------- -------- -------- -------- --------
      $200,000..................... $ 48,000 $ 64,000 $ 80,000 $ 96,000 $112,000
      $250,000.....................   60,000   80,000  100,000  120,000  140,000
      $300,000.....................   72,000   96,000  120,000  144,000  168,000
      $350,000.....................   84,000  112,000  140,000  168,000  196,000
      $400,000.....................   96,000  128,000  160,000  192,000  224,000
      $450,000.....................  108,000  144,000  180,000  216,000  252,000
      $500,000.....................  120,000  160,000  200,000  240,000  280,000
      $550,000.....................  132,000  176,000  220,000  264,000  308,000
      $600,000.....................  144,000  192,000  240,000  288,000  336,000
      $650,000.....................  156,000  208,000  260,000  312,000  364,000
      $700,000.....................  168,000  224,000  280,000  336,000  392,000
      $750,000.....................  180,000  240,000  300,000  360,000  420,000
      $800,000.....................  192,000  256,000  320,000  384,000  448,000
      $850,000 or more.............  204,000  272,000  340,000  408,000  476,000

  The benefits under the Pension Plan and the SERP shown above are calculated on a single life annuity basis and assume retirement at age 65. As of March 1, 1998, Messrs. Barlett, Bristow, Foliot and Lubinski and Ms. Gray had 27, 49, 43, 19 and 62 months of qualified service, respectively, under the Pension Plan.

  For purposes of the Pension Plan, "final average compensation" means the highest monthly average of a participant's compensation attributable to the 60 consecutive months of service occurring during the last 120 months of service of employment (unless the participant has fewer than 60 months of service with the employer). "Compensation" means amounts paid to the participant for base pay, overtime, double shift, shift differentials, lump sum merit pay, holiday rotating day off, holiday worked rotating day off, commissions, retroactive pay, management incentive bonuses and special incentives for certain retirees paid prior to September 1, 1993. Generally, only those items reflected as either salary or bonus in the Summary Compensation Table are considered in determining benefits under the Pension Plan and the SERP. Benefits under the Pension Plan and the SERP are not subject to reduction for social security benefits.

EMPLOYMENT AGREEMENT

  James E. Barlett is a party to an employment agreement with the Company dated October 31, 1994 (the "Agreement"). The term of the Agreement will continue until 15 days after written notice of termination is given by either the Company or Mr. Barlett. The Agreement provides for a base salary of $420,000 per annum, reviewed by the Board of Directors of the Company and increased at their discretion. The Agreement also provides for Mr. Barlett's participation in the Company's incentive and benefit plans as well as an airfare and car allowance. The Agreement may be terminated immediately by the Company with "Cause" or by Mr. Barlett with "Good Reason" (as such terms are defined in the Agreement). If the Agreement is terminated by the Company without Cause or by Mr. Barlett for Good Reason, the Company must pay Mr. Barlett a lump sum equal to the balance of his base salary at the rate in effect at the time of termination for a 12 month period, as well as an amount equal to a reasonable estimate of the amount of annual compensation he would have received under the Management Incentive Plan (MIP) for that 12 month period assuming a 100% target achievement by him. In addition, commencing 12 months after the date of termination, the Company must pay Mr. Barlett an amount equal to his monthly salary as well as the amount he would have earned under the MIP for that month, assuming a 100% target achievement, each month for the ensuing 12 month period. These monthly payments will be decreased to reflect compensation from any other employment which Mr. Barlett obtains. The Company will also provide group health insurance and other welfare and pension benefits to Mr. Barlett for a 12 month period following a termination without Cause or a resignation for Good Reason. The Agreement contains a confidentiality provision and a non-competition clause that remains in effect during the term of this Agreement and for the longer of 12 months after the termination date or until the date Mr. Barlett ceases receiving compensation from the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Executive Compensation Philosophy

  The guiding philosophy of the executive compensation program is to ensure that:

  . Executive Officer compensation is competitive with industry-specific practice and is leveraged through the use of annual and long term incentive programs to ensure that pay exceeds competitive levels when the Company's performance exceeds that of its peers.

  . The program and resulting total compensation received by Executive
    Officers closely reflects stockholder return.

  The compensation of the Executive Officers is reviewed annually by the Compensation Committee (the "Committee").

  The Committee provides direction to the Directors of the Company in maintaining a compensation program that is consistent with the Company's overall compensation philosophy. The Committee advises, recommends and approves compensation strategies, policies and pay levels necessary to support organization objectives. The Committee determines the remuneration of the Chairman, President and Chief Executive Officer and reviews and oversees the administration of compensation for the Company's Executive Officers. Only Directors who are not employees of the Company, are independent of management, and are free of any relationship that would interfere with their ability to exercise independent judgment may serve as a Committee member. As of December 31, 1997, there were two Airline Stockholder representatives on the Committee. One of the functions of the Committee is to review and assess the appropriateness of the compensation philosophy for the Executive Officers going forward.

 Executive Compensation

  The Committee retained an independent compensation consultant to assist in determining appropriate compensation levels at the time of the Company's conversion from private to public ownership through an initial public offering in July 1997 (the "IPO"). With the assistance of the consultant, the Committee determined that the closest comparative company was The Sabre Group Holdings, Inc., and all compensation levels were primarily determined with reference to this company, adjusting for differences in size.

  The Company's Executive Officers participate in a compensation program that consists of salary, annual bonus, long term compensation and benefits. Subject to the approval of the Board, all elements of the Chairman, President and Chief Executive Officer's compensation are determined by the Committee based on their assessment of his performance. For the Executive Officers, the Committee makes determinations based on recommendations made by the Chairman, President and Chief Executive Officer and supported by relevant data. Each element of compensation is reviewed in more detail below.

 Base Salaries

  Base salaries are reviewed annually by the Committee, and changes are determined based on a subjective assessment of a range of factors, including the individual's performance, the responsibilities of the position, competitive practice and the experience of the executive filling the position. The 1997 base salaries for the Executive Officers fall slightly below competitive rates based on data supplied by the independent compensation consultant.

 Annual Bonus

  The Management Incentive Plan (MIP) provides an annual cash bonus opportunity to the Executive Officers as well as to other managers within the Company. The target bonus is determined as a percent of annual base income which ranges from 45% to 60% for the Executive Officers, including the Chairman, President and Chief Executive Officer. The Committee works with the Chairman, President and Chief Executive Officer to define the annual objectives against which individual performance is measured. The Board approves corporate financial objectives for the Company, and the Committee approves the incorporation of relevant measures based on these objectives into the MIP. Payments are determined by the Committee based on a combination of individual and corporate performance equally weighted. Corporate performance is determined through a formula based on results against the agreed financial/operating plan for the fiscal year.

 Long Term Incentive Compensation

  Prior to the IPO, the Company had a Long Term Incentive Plan (the "LTIP") which was intended to reward Executive Officers for superior performance in achieving long term goals. Each participant in the program was awarded a target cash award expressed as a percent of base salary at the start of each performance cycle. Payments were made in three annual installments, with unpaid amounts forfeited in the event of termination.

  The LTIP was discontinued at the IPO, and all outstanding obligations under this program were converted into phantom shares. Each Executive Officer was credited with a number of phantom shares equal to the value of the accrued but unpaid amounts attributable to the 1995 and 1996 cycle, plus the target award associated with 1997, divided by the IPO price of $24.50 per Common Share. The phantom share account of each Executive Officer is credited with the dividend equivalents paid on the Company's Common Shares. Each individual account vests in accordance with the restrictions originally placed on the LTIP awards.

  In July 1997, the Company adopted the Galileo International, Inc. 1997 Stock Incentive Plan (the "Plan") to, among other things, replace the LTIP as a means to reward performance against long-term objectives and to encourage retention. This Plan is administered by the Committee, and all grants made to Executive Officers subject to Section 16(b) of the Exchange Act are approved by the Board. The Plan allows a broad range of awards including stock options, stock appreciation rights, stock awards, performance share awards and other equity-based or equity-related awards.

  To improve the linkage between executive compensation and the creation of stockholder value, a special stock option award was made to each Executive Officer at the time of the IPO. The award consisted of the normal 1997 award, plus an acceleration of the award that would otherwise be made in 1998. One half of the award is exercisable at the IPO price (the fair market value of Common Shares at the date of the grant), with the remaining portion exercisable at 115% of the IPO offering price. The options exercisable at the IPO price vest in equal installments over a five-year period starting on the date of grant, while the premium priced options vest in five equal installments starting one year after the grant date. All options expire ten years from the date of grant.

  In conjunction with the LTIP, the Company implemented Management Ownership Guidelines at the time of the IPO. Under this program, Executive Officers are encouraged to accumulate Common Shares equal to a specified percent of their salary, with the Chairman, President and Chief Executive Officer targeted at 300% and the Executive Officers targeted at 150%. In determining the amount of direct ownership under this program, the Company considers shares directly owned plus phantom shares. Stock options under the Plan, whether vested or not, are not considered.

 Chairman, President and Chief Executive Officer Compensation

  The base salary of the Chairman, President and Chief Executive Officer is reviewed by the Committee annually and any adjustment made based on a subjective assessment of his contribution as well as the overall performance of the Company. In April 1997, the Chairman, President and Chief Executive Officer's salary was increased by 5.4% to $465,000. His annual bonus is determined in the same manner as for other Executive Officers and is based on an equally weighted combination of achievement against personal objectives as agreed with the Committee at the start of the year and a formula relating to the Company's financial performance as measured by the Company's operating profit. In 1997, the Chairman, President and Chief Executive Officer was awarded the maximum bonus available in respect of his achievement against personal objectives and Company performance. This was based on his strong contribution in terms of strategic changes to the Company and to the development of the IPO initiative. In addition, the Chairman, President and Chief Executive Officer was granted a one-time cash bonus for his leadership during the pre-IPO process and his preparation for the IPO and acquisition of the national distribution companies associated with that transaction. Payments under the LTIP for 1997, as well as the stock options granted under the Plan, were determined by the Committee taking into account advice and information from an independent compensation consultant to the Committee on market practice.

 $1 Million Compensation Limit on Deductibility

  Section 162(m) of the Internal Revenue Code restricts corporate tax deductions on amounts paid in excess of $1 million to the Chairman, President and Chief Executive Officer and the other four Executive Officers listed in the Summary Compensation Table. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation policy and the needs of the Company, to ensure the continued tax deductibility of all amounts paid to such Named Executive Officers.

Compensation Committee

Frank H. Rovekamp (Chairman)
Frederic F. Brace

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee include Frank H. Rovekamp and Frederic F. Brace. No member of the Compensation Committee is a current or former employee or officer of the Company or any of its subsidiaries. Mr. Rovekamp has been Senior Vice President--Marketing of KLM since June 1992. Mr. Brace has been Vice President--Financial Analysis and Controller of United since April 1, 1995. The Company has entered into commercial agreements and other arrangements with each of KLM and United which contemplate certain services and payments between the companies. See "Certain Relationships and Related Transactions."

                               PERFORMANCE GRAPH

              GALILEO INTERNATIONAL, INC. AND PEER GROUP INDICES
                      FISCAL YEAR ENDED DECEMBER 31, 1997

  The graph below compares the percentage changes in the Company's cumulative total stockholder return from July 25, 1997 (the first trading date of the Company's Common Shares) through December 31, 1997 with the cumulative total return of the S&P 500 Index and the Peer Group for the same period. The graph assumes the investment of $100 and the reinvestment of all dividends. The Company paid a $.06 per share dividend on November 20, 1997. The stock performance shown on the graph below is not necessarily indicative of future stock price performance.
                                     LOGO

                                        GALILEO INTERNATIONAL S&P 500 PEER GROUP
                                        --------------------- ------- ----------
July 25, 1997..........................        100.00         100.00    100.00
December 31, 1997......................        113.01         103.98     95.52

--------
(1) The peer group consists of: Automatic Data Processing, Inc., BA Merchant Services, Inc., Ceridian Corporation, DST Systems, Inc., First Data Corporation, National Data Corporation, National Processing, Inc., Paychex, Inc., Paymentech, Inc., and The Sabre Group Holdings, Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has entered into various commercial and other agreements with the airline affiliates of the Airline Stockholders. Amounts included in this section represent transactions with the Company's predecessor, Galileo International Partnership, prior to the consummation of the Company's IPO on July 30, 1997, and with the Company, or its subsidiaries or divisions, after July 30, 1997. In some cases, therefore, the amounts are not representative of a full-year's payments. Seven of the Company's Directors are affiliated with the Airline Stockholders. See "Proposal 1: Election of Directors."

COMMERCIAL AGREEMENTS

 Computer Services Agreements

  The Company has entered into Computer Services Agreements with the airline affiliates of the Airline Stockholders. Under the Computer Services Agreements, the Company provides certain fares quotation services, internal reservation services, other internal management services and software development services. The Computer Services Agreements, other than with respect to fares quotation services and services to United, each discussed below, are generally cancelable by either party upon six months' prior written notice, except the Company will not be able to cancel any such agreement prior to the third anniversary of the consummation of the Company's IPO. The Computer Services Agreements generally require the Company to provide the services thereunder at prices based upon a fully allocated cost methodology for a period of up to three years following the IPO, after which pricing will be determined on an arm's-length basis.

  The Company also provides fares quotation services to United, British Airways, SAirGroup, KLM and US Airways through its GlobalFaresTM fares quotation system. The Company provides such fares quotation services under existing pricing arrangements with those Airline Stockholder affiliates for a period of approximately five years following the Company's IPO, after which pricing will be determined on an arm's-length basis. These services may be canceled by either party upon six months' prior written notice (except the Company may not cancel the provision of such services prior to the end of the existing pricing period).

  The Company also provides internal reservation services, other internal management services and software development services to United. Internal reservation services are provided for a minimum period of four or six years following the consummation of the IPO at fixed prices based upon a fully allocated cost methodology. Other internal management services are generally provided to United for a minimum of six years following the consummation of the IPO at fixed prices based upon a fully allocated cost methodology. Software development services are generally provided to United for a minimum of six years following the consummation of the IPO at prices based upon a fully allocated cost methodology.

  Prior to the consummation of the IPO, the Company was a party to computer services agreements with the airline affiliates of the Airline Stockholders under which the Company provided certain fares quotation services, internal reservation services, other internal management services and software development services at prices based upon a fully allocated cost methodology. These agreements were replaced by the Computer Services Agreement at consummation of the IPO.

  For the year ended December 31, 1997, the Company recorded revenue of approximately $23.2 million; $1.7 million; $1.1 million; $.4 million; and $.6 million from United, British Airways, US Airways, KLM and SAirGroup, respectively, for services rendered under the Computer Services Agreements and their predecessor agreements.

 Network Services Agreement

  The Company is a party to a Network Services Agreement with United pursuant to which the Company provides United the use of the Company's network for communication services and manages such communication services. The Network Services Agreement continues in effect until terminated by either party upon two years prior written notice. For the year ended December 31, 1997, the Company recorded revenue of $42.6 million from United for such services.

 Global Airline Distribution Agreements

  The Company has entered into Global Airline Distribution Agreements with the airline affiliates of the Airline Stockholders as well as with each of its airline travel vendor customers. Under the Global Airline Distribution Agreements, travel vendors store, display, manage and sell their services through the Company's Apollo and Galileo systems. Airlines are offered varying levels of functionality at which they can participate in the Company's systems. The Company also provides travel vendors marketing data generated from bookings through the Company's systems for fees that vary based on the type and amount of information provided. This information assists travel vendors in the management of their inventory and yields.

  For the year ended December 31, 1997, the Company recorded revenue of approximately $143.2 million; $54.5 million; $44.0 million; $26.5 million and $18.2 million from United, British Airways, US Airways, KLM and SAirGroup, respectively, for services rendered under the Global Airline Distribution Agreements.

 Distributor Sales and Service Agreements

  During 1997, the Company was a party to Distributor Sales and Service Agreements with the national distribution company affiliates (the "NDC") of certain Airline Stockholders. In exchange for its efforts to sell the Company's products to travel agencies in its territory, the NDC receives a percentage of the booking fees generated by travel agency use of the Company's computer reservation systems within its territory. In the absence of material breach, these arrangements cannot be terminated by either party so long as an affiliate of the relevant NDC retains an interest in the Company.

  Upon consummation of the IPO, the Company acquired Apollo Travel Services Partnership ("ATS"), an affiliate NDC of United, US Airways and Resnet Holdings, Inc., a wholly-owned subsidiary of Air Canada, and Traviswiss A.G. ("Traviswiss"), an affiliate NDC of SAirGroup. On September 17, 1997, the Company acquired Galileo Nederland B.V. ("Galileo Nederland"), an affiliate NDC of KLM. Through such acquisition dates, the Company paid approximately $150.3 million; $40.6 million; $7.4 million; and $6.2 million to United, US Airways, SAirGroup, and KLM, respectively, for NDC services. With respect to Galileo United Kingdom, an NDC which is wholly-owned by British Airways, the Company paid approximately $34.6 million for such services through December 31, 1997.

 Other Distribution Support

  During 1997, the Company had an arrangement with United pursuant to which United provided support for the Company's distribution efforts in certain countries in Latin America. For the year ended December 31, 1997, the Company paid United approximately $3.4 million for these support services.

 Termination of Revenue Sharing Obligations

  During 1997, in conjunction with the acquisitions of Galileo Nederland and Traviswiss, the Company terminated its obligations under the Galileo International Partnership agreement to share with KLM and SAirGroup a portion of the booking fee revenue generated in certain European territories. In consideration of the termination of such revenue sharing obligations, the Company agreed to pay KLM and SAirGroup, in four annual installments, the aggregate amounts of $14.8 million and $22.4 million, respectively. The amounts paid through December 31, 1997 were $2.8 million to KLM and $2.6 million to SAirGroup.

 Sales Representation Agreements

  During 1997, the Company had sales representation agreements with United and US Airways pursuant to which these airlines provide the personnel to sell the Company's Apollo brand reservations products to subscribers in the United States and Mexico. Employees of the airlines are responsible for the sales function, while employees of the Company are fully responsible for all aspects of customer service and support. Each sales representation agreement provides base and incentive compensation, based upon achievement of revenue goals to be established annually. Through December 31, 1997, the Company recorded expenses of approximately $4.6 million to United and approximately $1.2 million to US Airways for such services.

 Services Agreements

  In connection with the Company's acquisition of ATS, the Company entered into a services agreement (the "ATS Services Agreement") with United, US Airways and Air Canada (collectively, the "ATS Services Providers") pursuant to which the ATS Services Providers will provide certain marketing and other services designed to assist the Company in growing the business of ATS. During the sixth year following the consummation of the IPO, the Company will pay the ATS Services Providers a fee of up to $200.0 million (on a present value basis), based on improvements in the Company's air booking fee revenue over the five-year period immediately following the acquisition of ATS, as measured by the weighted average annual air segment growth rate and the weighted average annual price increase rate over such period. The Company cannot currently estimate how much, if any, of such maximum fee may be paid at such time.

  In connection with the Company's acquisitions of Traviswiss and Galileo Nederland, the Company entered into a services agreement with each of SAirGroup and KLM (collectively, the "Additional Services Agreements") pursuant to which SAirGroup and KLM provide services designed to assist the Company in growing the business of Traviswiss and Galileo Nederland, respectively. During the sixth year following the effective dates of the Additional Services Agreements, the Company will pay SAirGroup a fee of up to $6.8 million (on a present value basis) and will pay KLM a fee of up to $4.7 million (on a present value basis), in each case based on improvements in the Company's air booking fee revenue over the five year period immediately following such acquisitions, measured in a manner similar to that provided in the ATS Services Agreement. The Company cannot currently estimate how much, if any, of such maximum fees will be paid at such time.

 Consolidation Agreement

  In connection with the Company's acquisition of ATS, the execution by the Company and United of the Computer Services Agreement and the agreement of United to allow the Company to consolidate the Galileo system and the Apollo system without the consent of United pursuant to such Computer Services Agreement, the Company and United entered into a Consolidation Agreement. Pursuant to the Consolidation Agreement, the Company paid United $40.0 million through December 31, 1997.

 Stockholders' Agreement

  Simultaneously with the consummation of the IPO, the Company and the Airline Stockholders and certain affiliates entered into the Stockholders' Agreement pursuant to which the Airline Stockholders agreed to vote their shares and take such other actions as are necessary to cause the Board of Directors of the Company to (i) with limited exceptions, consist of 13 members, (ii) be divided into three classes, (iii) consist of seven directors elected by the Airline Stockholders, three management directors and three independent directors and (iv) designate nominating, audit and compensation committees. The Stockholders' Agreement contains certain limitations on the transfer of shares of the Special Voting Preferred Stock and the Common Shares, including provisions granting the Airline Stockholders, their affiliates and certain transferees (collectively, the "Original Owners") the right of first refusal in the event that an Original Owner proposes to sell or transfer its shares of Common Stock to another Original Owner or an affiliate thereof. In addition, the Stockholders' Agreement prohibits an Original Owner from transferring its shares of Common Stock to any of its affiliates without such affiliate executing a counterpart of the Stockholders' Agreement. The Stockholders' Agreement also restricts the ability of an Original Owner to acquire more than 50% of the capital stock of the Company entitled to vote in the election of directors. The Stockholders' Agreement will terminate on the tenth anniversary of the consummation of the IPO.

                        1999 PROPOSALS OF STOCKHOLDERS

  In order to be considered for inclusion in the Proxy Statement for the regular annual meeting of the stockholders of the Company in the year 1999, stockholder proposals must have been received by the Company not later than January 15, 1999. Such proposals should be sent to the Secretary of the Company at 9700 West Higgins Road, Suite 400, Rosemont, Illinois 60018.

                          AVAILABILITY OF 10-K REPORT

  The Company will file its Annual Report on Form 10-K for the year ended December 31, 1997 with the Securities and Exchange Commission on or before March 31, 1998. A copy of the report, including any financial statements and schedules, and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. The exhibits are available upon payment of charges which approximate the Company's cost of reproduction of the exhibits. Request for copies of the report should be sent to the Secretary of the Company at 9700 West Higgins Road, Suite 400, Rosemont, Illinois 60018.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG Peat Marwick LLP ("KPMG") served as the Company's independent public accountants for the year ended December 31, 1997. The Company also engaged KPMG to prepare certain tax filings for the Company and its subsidiaries for 1997 and to conduct financial due diligence on behalf of the Company in connection with the Company's acquisitions of ATS, Galileo Nederland and Traviswiss. No further relationship existed between the Company and KPMG other than the usual relationship between independent public accountants and client. The Audit Committee is expected to make a recommendation to the Board of Directors on the selection of the independent accountants for the year ended December 31, 1998.

  The Company anticipates that a representative of KPMG will be present at the Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any questions which may be submitted at the Meeting.

                                 OTHER MATTERS

  The Board of Directors is not aware of any business to be acted upon at the Meeting other than that which is described in this Proxy Statement. However, if any other business should properly come before the Meeting calling for a vote of the stockholders, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment.

  Please exercise your right to vote by completing and signing the enclosed proxy card and returning it promptly in the envelope enclosed for your convenience. In the event that you attend the Meeting, you may revoke your proxy and vote your Common Shares in person.

                                          Galileo International, Inc.
                                          LOGO
                                          Babetta R. Gray
                                          Secretary

Dated: March 17, 1998

                   Apollo, Galileo and the Globe Device are
                registered trademarks of Galileo International.

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                                      LOGO

                          GALILEO INTERNATIONAL, INC.

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                             O'HARE MARRIOTT HOTEL
                             8535 WEST HIGGINS ROAD
                               CHICAGO, ILLINOIS
                          APRIL 23, 1998 AT 9:00 A.M.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               PRINTED IN U.S.A.

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7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
PROXY                                                                     PROXY
                          GALILEO INTERNATIONAL, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS--APRIL 23, 1998

 The stockholder identified on the reverse of this form appoints James E. Barlett, Paul H. Bristow and Babetta R. Gray and each of them, as proxies, with full power of substitution and revocation, to vote, as designated therein, all the Common Stock of Galileo International, Inc. which such stockholder has power to vote, with all powers which such stockholder would possess if personally present, at the annual meeting of stockholders thereof to be held on April 23, 1998, or at any adjournment thereof.
 Unless otherwise marked, this proxy will be voted FOR the election of the nominee named.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

                GALILEO INTERNATIONAL,
                         INC.
              PLEASE MARK VOTE IN OVAL
              IN THE FOLLOWING MANNER
              USING DARK INK ONLY.
                                         0
                                         I
                                         0
      -                                           -



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7 7 7 7 7 7 7 7 7 7 7 7 7 7 7 7
                                      For
                                      All
                                       0
                                   Withheld
                                      All
                                       0
                                    For All
                                    Except
0
1.Election of Director:
 Nominees: Babetta R. Gray


------
Nominee Exception

The proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.


     Dated: _____________________________________________________________ , 1998
Signature(s)___________________________________________________________________
-------------------------------------------------------------------------------
The signature to this proxy should conform exactly to the name as shown. When shares are held in joint tenancy, all such tenants must sign. Corporate owners should sign full corporate name by an authorized person. Executors, adminis-trators, trustees or guardians should indicate their status when signing.